EXHIBIT 10.34

                                AGREEMENT


     THIS AGREEMENT ("Agreement") is entered into and effective as of December 15, 1999, by and between NETVOICE CORPORATION ("NetVoice"), a Nevada corporation, and LANDMARK COMMUNITY NEWSPAPERS, INC. ("Landmark"), a Virginia corporation.

     RECITALS:

     A. NetVoice is a provider of Internet services and maintains as Internet network.

     B. Landmark is a provider of print and electronic information and is involved in a wide array of communications services.

     C. NetVoice desires to provide compensation to Landmark for promotional activities by Landmark, under the terms and conditions of this Agreement.

     AGREEMENT:

     NOW THEREFORE, the parties hereby agree as follows:

     1.   INTERNET ACCESS; PRICING.

          1.1 LOCAL ACCESS. NetVoice shall provide, in the "Markets" (as defined in Section 6), Internet access, e-mail, unified messaging and web hosting, via a local telephone number as further described on Exhibit A hereto in a manner consistent with industry standards ("Internet Access") to customers who subscribe with NetVoice for such Internet access ("Customers"). NetVoice shall not subcontract that portion of the provision of Internet Access that involves dial-up access, including since involving modems and servers, for any Internet Access in the Markets.

          1.2 PRICING. Landmark shall set the pricing for all Internet Access provided by NetVoice in each Market ("Price for Access"), and the Price for Access may vary in all or some of the Markets. Landmark shall give NetVoice notice 45 days prior to the first day of the month in which Landmark desires a change in any Price for Access ("Price Change Date"), which change shall be effected by NetVoice upon the Price Change Date. NetVoice shall not enter into any contracts with Customers for a term greater than one year, and in the case of any such contracts that have a term greater than one month, NetVoice shall not increase any Price for Access during the term of such contract but, in the event of a decrease by Landmark in the Price for Access, shall decrease the Price for Access on the Price Change Date if Landmark so requests.

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     2.   PAYMENT TO LANDMARK.

          2.1 NETVOICE PAYMENT TO LANDMARK. For each Customer to whom NetVoice provides Internet Access in the Markets, NetVoice will pay to Landmark a fee per month Customer equal to the amount by which the Price for Access exceeds $12.95 ("Fees"), which Fees shall be paid to Landmark by the 15th day of each month for all Customers for the immediately preceding month. In the event of a discontinuance of a Customer's Internet Access, if NetVoice pro-rates the amount due from Customer for the remaining term of Customer's contract with NetVoice, Landmark's Fees shall be pro-rated according to the pro-ration by NetVoice of the amount due NetVoice from Customer.

          2.2 RIGHT TO AUDIT. Along with the payment described in Section 2.1, NetVoice shall provide to Landmark a report setting forth the number of Customers as well as the number that subscribed or canceled their subscription for the month to which such payment pertains. Landmark shall have the right to review the books and records of NetVoice which pertain to the Fees and the Customers to verify the accuracy of such reports during normal business hours and with five days prior notice. Landmark shall be responsible for all costs of each such audit except, in the event the payments to Landmark are determined by the audit to be deficient by 5%, NetVoice shall pay all audit costs and all additional amounts determined by the audit to be due to Landmark.

          2.3 VoIP SERVICE. During the Term, NetVoice shall provide to Landmark offices that are participating in the promotion of Internet Access, free of charge, Voice over Internet Protocol ("VoIP") service between such Landmark offices, enabling all such Landmark offices to make unlimited long-distance telephone calls (including, facsimile transmissions and long-distance service as requested) free of charge through NetVoice's VoIP service systems.

     3. PROMOTION OF INTERNET ACCESS. Landmark shall actively promote the Internet Access through its print (and in Landmark's sole discretion, electronic) publications in the Markets ("Promotion"). The method and frequency of such Promotion shall be in the sole discretion of Landmark.

     4.   LICENSE.

          4.1 LICENSE TO MARKS. Subject to the terms and conditions of this Agreement, NetVoice hereby granted to Landmark, during the Term, a non-exclusive, nonassignable, nonsublicensable, nontransferable, royalty-free license to use, reproduce and display the NetVoice name, logo and other distinctive brand features of NetVoice ("Marks") used in connection with the Promotion.

          4.2 GOODWILL. Landmark shall not display or use the Marks in any manner which denigrates the Marks, NetVoice or its affiliates. Landmark acknowledges that particular and substantial goodwill is associated with the Marks as well as the name "NetVoice" and its related

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corporate names and trademarks.  Landmark shall not jeopardize or damage such goodwill, and any goodwill relating to NetVoice or the Marks shall accrue to the benefit of NetVoice.

          4.3 TERMINATION OF USE. Landmark acknowledges NetVoice's exclusive right, title and interest in and to the Marks and has not and shall not at any time in the future do or cause to be done any act or thing contesting or in any way impairing any such right, title or interest or portion in the Marks or registration thereof, and Landmark acknowledges that use of the Marks shall not create in Landmark's favor any right, title or interest in or to the Marks, but all uses of the Marks shall inure to the benefit of NetVoice.

          4.4 COPIES OF ADVERTISEMENTS. Landmark shall provide to NetVoice a copy of each advertisement that Landmark may place in any of Landmark's publications in connection with the Promotion within 10 days of the date of such advertisement is published.

     5.   TERM; TERMINATION OF INTERNET ACCESS.

          5.1. TERM. The term of this Agreement ("Term") shall commence on the date hereof and, unless sooner terminate as provided in Section 12, shall continue until 90 days after the date either party gives notice to the other of termination of this Agreement.

          5.2 TERMINATION OF INTERNET ACCESS. In the event of termination of this Agreement, NetVoice shall give all Customers 30 days prior written notice of cancellation of Internet Access. No Customer's Internet Access shall be terminated with less than 30 days prior written notice unless such Customer is otherwise in default of its obligations to NetVoice pursuant to such Customer's subscription for Internet Access.

     6. MARKETS; PHASE-IN. NetVoice shall provide Internet Access to Customers in the counties served by publications owned by Landmark or its affiliates ("Markets") and within the time frames described on Exhibit B. Additional Markets may be added by mutual agreement of the parties upon the same terms and conditions contained in this Agreement.

     7. SIMULTANEOUS ACCESS. Beginning with initiation of Internet Access in each Market and continuing throughout the Term, NetVoice shall install, operate and maintain a system of service for the Internet Access that allows simultaneous Internet Access to the number of Customers in a particular Market set forth in Exhibit C attached hereto.

     8.   BILLING, CUSTOMER SERVICE; START-UP MATERIALS.

          8.1  MARKETING; BILLING; COLLECTION.  Except as provided in
Section 3, NetVoice shall market and sell Internet Access to Customers within the Markets and shall be responsible for all billing, collecting, technical support and customer service in addition to its other obligations under this Agreement. NetVoice shall not disclose Landmark's involvement in the

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Promotion and shall have no right to use Landmark's name, trademarks, trade names or logos or those of any Landmark affiliate in any manner or under any circumstances.

          8.2 START-UP MATERIALS. NetVoice shall provide, at NetVoice's sole cost and expense, to each Customer upon such Customer's subscription for Internet Access (a) assistance with downloading online the necessary software applications to obtain Internet Access or (b) a start-up kit which kit shall include the set-up software applications on a CD ROM or diskette, depending on the particular Customer's installation method of choice, and other materials necessary for such Customer to obtain Internet Access on such Customer's personal computer.

     9. NONSOLICITATION OF EMPLOYEES. Neither party shall, during the Term and for a period of one year from the termination of this Agreement, directly or indirectly, individually or on behalf of any other person or entity, (a) entice or induce any employee of the other party or an affiliate of the other party to leave the employment of the other party or an affiliate of the other party to work with the soliciting party or an affiliate of the soliciting party, or (b) in any way interfere with the relationship between the other party and any employee of the other party or an affiliate of the other party.

     10.  REPRESENTATIONS AND WARRANTIES OF NETVOICE.

          10.1 OWNERSHIP OF MARKS. NetVoice owns all of the rights, title and interest in and to the Marks free of all liens, security interests, encumbrances and other adverse claims and has the right to use the Marks without payment to any third party. The Marks have not been, nor are they now, involved in any opposition, invalidation or infringement action and no such action is threatened against the Marks. The Marks do not infringe nor are they alleged to infringe on any trade name, trademark or service mark of any third party, nor is there any potentially interfering trademark or trademark application of any third party.

          10.2. CORPORATE EXISTENCE. NetVoice is a corporation which is duly organized and validly existing and in good standing under the laws of the state of Nevada.

          10.3 AUTHORITY. NetVoice has the requisite corporate power and capacity to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement and to consummate the transactions contemplated thereby.

          10.4 ABILITY TO PERFORM. NetVoice has all necessary skills and facilities to perform all of its obligations under this Agreement.

          10.5 COMPLIANCE WITH LAWS. NetVoice has complied and will comply, in all material respects, with all laws, decrees, rules, regulations, orders, ordinances, actions and requests of all federal, state and governmental bodies and courts applicable to NetVoice in performing its obligations hereunder.

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     11.  REPRESENTATIONS AND WARRANTIES OF LANDMARK.

          11.1 CORPORATE EXISTENCE. Landmark is a corporation which is duly organized and validly existing and in good standing under the laws of the state of Virginia.

          11.2 AUTHORITY. Landmark has the requisite corporate power and capacity to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement and to consummate the transactions contemplated thereby.

          11.3 COMPLIANCE WITH LAWS. Landmark has complied and will comply, in all material respects, will all laws, decrees, rules, regulations, orders, ordinances, actions and requests of all federal, state and governmental bodies and courts applicable to Landmark in performing its obligations hereunder.

     12. TERMINATION. Either party shall have the right to terminate this Agreement without further obligation of any party (except for the rights and obligations under Sections 2.1, 2.2, 5.2, 9, 10, 11, 13, 15, and 16 and except as provided below), upon a date 30 days after Notice to the other party of the occurrence of any of the following events if the party receiving Notice fails to cure the breach or failure within such 30-day period.

          12.1 FAILURE TO PERFORM. Either party's material failure to perform its obligations hereunder, including (a) NetVoice's failure to provide Internet Access to the Customers and VoIP to Landmark under the terms and conditions of this Agreement; or (b) Landmark's failure to promote Internet Access in its print publications in the Markets as described in Section 3.

          12.2 BREACH OF REPRESENTATION OR WARRANTY. Any breach of any representation or warranty made by either party in this Agreement.

          12.3 INSOLVENCY. Either party's insolvency, the appointment of a receiver for all or any part of either party's business, an assignment for the benefit of creditors, or the commencement of any proceedings under the applicable bankruptcy laws against either party if such proceedings are unstayed for a period of 60 days after filing.

In the event the breach or failure described above involves a failure to pay money hereunder, such 30 day period to cure shall be reduced to 10 days.

     13.  INDEMNIFICATION.

          13.1 INDEMNIFICATION BY NETVOICE. NetVoice shall indemnify and hold Landmark and its affiliates and their directors, officers, employees, shareholders, agents, successors and permitted assigns harmless from and against any and all claims, losses, orders, liabilities, debts, obligations, costs, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, writs, decrees, or other expenses, including reasonable attorneys' fees, or diminution of value, whether or not involving a third party claim, of any nature or of any kind

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whatsoever, arising, directly or indirectly, out of or in any manner connected with (a) any misrepresentation or breach or failure of any representation or warranty of NetVoice hereunder, (b) the nonfulfillment of any covenant, agreement or obligation of NetVoice hereunder, (c) the provision by NetVoice of Internet Access, (d) any infringement by NetVoice of any trademark (registered or common law) or patent, or (e) the use by Landmark of the Marks.

          13.2 INDEMNIFICATION BY LANDMARK. Landmark shall indemnify and hold NetVoice and its affiliates and their directors, officers, employees, shareholders, agents, successors and permitted assigns harmless from and against any and all claims, losses, orders, liabilities, debts, obligations, costs, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, writs, decrees, or other expenses, including reasonable attorneys' fees, or diminution of value, whether or not involving a third party claim, of any nature or of any kind whatsoever, arising, directly or indirectly, out of or in any manner connected with (a) any misrepresentation or breach or failure of any representation or warranty of Landmark hereunder, or (b) the nonfulfillment of any covenant, agreement or obligation of Landmark hereunder.

     14. SURVIVAL. The provisions of Sections 2.2, 5.2, 9, 10, 11, 13, 15, and 16 and the obligation to pay any amounts due Landmark under Section
2.1 shall survive the Term and termination of this Agreement.

     15.  MEDIATION; ARBITRATION.

          15.1 PARTY MEDIATION. In the event there is a dispute between the parties under this Agreement, the parties will attempt in good faith to resolve the dispute promptly by mediation. Within 10 days after receipt of Notice form the other party, the party receiving Notice shall submit to the other party a written response. The response shall (a) describe the specific facts and circumstances in reasonable detail regarding the dispute and (b) give the name and title of the person who will represent the party receiving Notice. The representatives of the parties shall each have the authority to settle the dispute. The representative shall meet at a mutually acceptable time and place within 20 days of the date of the response of the party receiving Notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.

          15.2 ARBITRATION. If a dispute has not been resolved pursuant to the mediation procedures outlined in Section 15.1 within 40 days of the initiation of such procedure, or if either party will not participate in the mediation, the dispute shall be exclusively determined, and the dispute shall be settled, by arbitration in accordance with the American Arbitration Association ("AAA") Commercial Arbitration Rules then in effect, except as provided below in this Section 15.2. The arbitration shall be conducted by one arbitrator, who shall be appointed by AAA from a panel of at least 10 qualified arbitrators. Each party shall have the right to strike three names from the panel proposed by the AAA. The arbitrator is not empowered to award any damages, including punitive damages, in excess of compensatory damages and each party hereby irrevocably waives the right to receive any damages in excess of compensatory damages. The parties shall furnish each other with the originals or true copies of all books, records and other

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documents in their possession which may be requested by the other party.
No additional discovery shall be permitted. Any decision or award of the arbitrator shall be final and binding upon the parties. Judgment upon the award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award or any order of enforcement, as the case may be. The arbitrator may grant injunctive relief, including temporary, preliminary, permanent and mandatory injunctive relief. The arbitrator is empowered to apportion the costs and expenses of arbitration, including costs of investigation and reasonable attorneys' fees, among the parties in such manner as the arbitrator shall deem reasonable. In the conduct of the arbitration:

               (a) Summaries of any expert testimony, along with copies of all documents to be submitted as exhibits, shall be exchanged at least 10 days before the arbitration under procedures set up by the arbitrator.

               (b) Each party's direct presentation at the arbitration hearing shall be limited to a maximum of five hours, and the hearing shall be completed within a maximum of three days.

               (c) The arbitration decision shall be rendered no later than 30 days after that final day of the hearing.

               (d) The arbitration shall be held in Louisville, Kentucky and governed by the laws of the Commonwealth of Kentucky and the United States Arbitration Act, 9 U.S. Sections 1-16, except as otherwise provided in this Section 15.2.

          15.3 EXCLUSIVE PROCEDURES. The procedures specified in Section 15 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to the matters subject to mediation and arbitration as provided herein, provided, that a party may seek a preliminary injunction or other provisional judicial relief if, in its judgment, such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith in the procedures specified in this
Section 15.

     16.  MISCELLANEOUS.

          16.1 AMENDMENT; WAIVER. This Agreement may be amended, modified or superseded only by a written instrument signed by both parties to this Agreement. No party shall be deemed to have waived compliance by the other party of any provision of this Agreement unless such waiver is contained in a written instrument signed by the waiving party and no waiver that may be given by a party will be applicable except in the specific instance for which it is given. The failure of any party to enforce at any time any of the provisions of this Agreement or to exercise any right or option contained in this Agreement or to require at any time performance of any of the provisions of this Agreement, by any of the other parties shall not be construed to be a waiver of such provisions and shall not affect the validity of this Agreement or

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any of its provisions or the right of such party thereafter to enforce each provision of this Agreement. No course of dealing shall operate as a waiver or modification of any provision of this Agreement or otherwise prejudice such party's rights, powers and remedies.

          16.2 ASSIGNMENT. This Agreement shall not be assigned or performance of the duties hereunder delegated without the express consent of the parties hereto, which shall not be unreasonably withheld, except that this Agreement may be assigned to an affiliate of Landmark.

          16.3 CONFIDENTIALITY. Unless otherwise "legally compelled" (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, other demand or request by a governmental agency) to do so, no party shall disclose either the terms or existence of this Agreement to any person or entity other than a party's counsel and its other representatives or such other third parties with whom it must communicate to consummate the transactions described in this Agreement. Notwithstanding anything herein to the contrary, if a party becomes legally compelled to disclose either the terms or existence of this Agreement, the disclosing party shall give prompt prior written notice of such requirement to the other party before such disclosure such that the disclosing party shall have the opportunity to seek an appropriate protective order or related relief or action.

          16.4 CONSENT TO JURISDICTION. Each of the parties consents and voluntarily submits to personal jurisdiction in Kentucky and in the courts in such state located in Jefferson County and the United States District Court for the Western District of Kentucky in any proceeding arising out of or relating to this Agreement, and agrees that all claims raised in such proceeding may be heard and determined in such court. Each of the parties further consents and agrees that such party may be served with process in the same manner as a notice may be given under this Agreement.

          16.5 CONSTRUCTION AND INTERPRETATION OF AGREEMENT. The parties have participated jointly in the negotiation and drafting of his Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Unless the context clearly states otherwise, the use of the singular or plural in this Agreement shall include the other. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. Unless otherwise expressly provided, the word "including" does not limited the preceding words or terms.

          16.6 ENTIRE AGREEMENT; MODIFICATION. This Agreement embodies the entire agreement and understanding of the parties related to its subject matter, supersedes and cancels all prior proposals, understandings, agreements, correspondence, arrangements and previous and contemporaneous oral agreements relating to the subject matter of this Agreement, and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may be amended, modified, superseded, or canceled only by a written instrument signed by all of the parties hereto, and any of the terms,

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provisions, and conditions hereof may be waived, only by a written instrument signed by the waiving party.

          16.7 EXHIBITS. The Exhibits attached hereto constitute a part of this Agreement and are incorporated herein by reference in their entirety as if fully set forth in this Agreement at the point where first mentioned.

          16.8 GOVERNING LAW. This Agreement shall be governed by and shall be construed and enforced in accordance with, the laws of the Commonwealth of Kentucky applicable to contracts to be wholly performed within such state without giving effect to any conflict of law rule or principle of such state.

          16.9 HEADINGS. The headings contained herein are for the purpose of convenience only and will not be deemed to constitute part of this Agreement or to affect the meaning of interpretation of this Agreement in any way.

          16.10 INVALIDITY OF PROVISIONS; SEVERABILITY. If any provision of this Agreement shall to any extent be held in any proceeding to be invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected, and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed in this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that in such proceeding there be added to this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible. Notwithstanding the foregoing, each party hereto agrees that it has reviewed the provisions of this Agreement, and that the same, taken as a whole, are fair and reasonable. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          16.11 NO OTHER RELATIONSHIP BETWEEN PARTIES. It is not the purpose or intention of this Agreement to create a partnership or similar relationship between the parties hereto. Each of the parties shall be responsible only for its obligations and liabilities as set forth in this Agreement, and neither party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other party.

          16.12  NOTICES.

               (a) GIVING OF NOTICES. All notices, requests, consents, approvals, waivers, demands and other communications hereunder (collectively, "Notices") shall be deemed to have been given if in writing and (1) personally delivered against a written receipt, or (2) sent by confirmed telephonic facsimile, (3) delivered to a reputable express messenger services (such as

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Federal Express, DHL Courier, United Parcel Service or United States
Express Mail) for overnight delivery, or (4) sent by United States Mail, postage prepaid, registered or certified, in each case addressed as follows (or to such other address as a party shall have given Notice to the other):

     If to NetVoice:     NetVoice Corporation
                         13747 Montfort Drive, Suite 250
                         Dallas, Texas  75240
                         Attn:  President
                         Fax: 972/788-2995

     If to Landmark:     Landmark Community Newspapers, Inc.
                         P.O. Box 549
                         Shelbyville, KY  40066-0549
                         Attn:  President
                         Fax: 502/633-4447

               (b) TIME NOTICES DEEMED GIVEN. All Notices shall be effective upon being properly personally delivered, or upon confirmation of a telephonic facsimile, or upon the delivery to a reputable express messenger service or upon deposit in the United States Mail. The period in which a response to any such Notice must be given shall commence to run from the date on the receipt of a personally delivered notice, or the date of confirmation of a telephonic facsimile or two business days following the proper delivery of the Notice to a reputable express messenger service, or three business days following proper deposit in the United States Mail, as the case may be.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

                         NETVOICE CORPORATION


                         By: /s/
                            ----------------------------------------
                         Title: President
                               -------------------------------------
                                   ("NetVoice")



                         LANDMARK COMMUNITY NEWSPAPERS, INC.


                         By: /s/
                            ----------------------------------------
                         Title: President
                               -------------------------------------
                                   ("Landmark")



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                                EXHIBIT A

                        INTERNET ACCESS SERVICES


Unlimited Internet access via a local access telephone number through a system of modems with minimum access speed of 56 kbps and adequate equipment and bandwidth for quick responsiveness after access

E-mail services free of charge (2 e-mail addresses for each Customer account)

10 megabytes of storage space for personal Web Hosting

Technical support via a local or toll-free telephone number, 24 hours per day seven days per week









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                                EXHIBIT B

              MARKETS; SCHEDULE OF INTERNET ACCESS ROLL-OUT


FIRST-PHASE MARKETS
Within 30 days from the date hereof-Shelby County, Kentucky
Beginning within 30 days from the date hereof and completed within 90 days of the date hereof in the order as listed-Bullitt County, Kentucky, Taylor County, Kentucky, Perry County, Indiana, Spencer County, Indiana, Spencer County, Kentucky and Owen County, Kentucky.

SECOND-PHASE MARKETS
As requested by Landmark, NetVoice will add Internet Access in six additional Markets within 180 days from the date hereof; six additional Markets within 270 days from the date hereof and six additional Markets within one year from the date hereof for a total of up to 25 Markets within one year from the date hereof (depending on the number requested by Landmark).









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                                EXHIBIT C

              NUMBER OF CUSTOMERS WITH SIMULTANEOUS ACCESS


For the initial roll-out in each Market, 192 modem ports will be installed by NetVoice which will give 192 Customers in each such Market simultaneous access. After six months from the date hereof, the number of Customers in each Market will be reviewed and additional equipment will be installed by NetVoice as necessary to insure Customer satisfaction with ease of obtaining the Internet Access.